Exhibit 99.3

Transmeridian Exploration Provides Update of Strategic Sales

Process and Field Status

Houston, Texas (PRIMENEWSWIRE) July 27, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has scheduled management presentations beginning next week with potential buyers. Due to the number of interested parties, the company has organized these presentations in Europe to accommodate access to management for the majority of the potential buyers. Field trips will also be conducted and are expected to commence the following week.

“After the management meetings and field visits, most companies should be in position to complete their technical due diligence,” commented Lorrie T. Olivier, Chairman and Chief Executive Officer, “and we would not be surprised if we begin receiving proposals shortly thereafter.”

The company has initiated cost cutting programs and a reduction in drilling operations to increase the amount of funds available to sustain the company during the sales process. Gas flaring regulations have complicated the re-initiation of field production, and the company continues to work through the approval process. The company has submitted the application for its amended gas utilization plan to the Ministry of Environmental Protection (MEP) and intends to sign a turnkey contract with a third party to construct and operate a brick manufacturing facility with an incentivized completion date of November 1, 2007. In addition, the company has received a letter from the gas industry department of the Ministry of Energy and Mineral Resources purporting to revoke the previous decision of the working committee that extended the company’s current year permit for gas flaring until November 1, 2007 and increased the permitted flaring allowance to 20 million cubic meters.

“There is considerable doubt whether the gas industry department has the authority to revoke the decision of the competent body, which is the working committee, and we are proceeding on the basis of the working committee’s protocol to obtain MEP and local regulatory approvals for our amended gas utilization plan,” continued Olivier. “At the same time, we are continuing urgent consultations with the relevant governmental agencies to clarify the status of the approval process and the appropriate resolution of these issues, but we cannot predict when or in what form these issues will be resolved.”

There can be no assurance that the tender process for the sale of the company will result in any agreements or transactions. The company does not intend to disclose further developments with respect to the tender process unless and until its Board of Directors has made a decision regarding a specific course of action.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

5847 San Felipe, Suite 4300

Houston, Texas 77057

Phone: 713-458-1100

Fax: 713-781-6593

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company discloses proved reserves in its annual filings that comply with SEC definitions. The use of the terms “reserves” or “resources” in this press release may include quantities of oil that are not yet classified as proved according to SEC definitions and which SEC guidelines may not allow us to include in filings with the SEC.